BlackRidge Technology Issues Shareholder Letter and Provides Update on 2019 Activities

The Company’s Sales and Partnerships Continue to Accelerate

RENO, Nev. – May 29, 2019 – BlackRidge Technology International Inc. (OTCQB: BRTI), a leading provider of next-generation cyber defense solutions, has released the following letter to its shareholders from Chairman and CEO Bob Graham.

Dear Fellow Shareholders:

This update is for our shareholders and other interested parties to keep you abreast of current developments at BlackRidge as a supplement to our social media, investor conferences, emails and press release updates.

Global Reach: Over the course of 2018 and 2019, BlackRidge has increased its global reach. Our April announcement of a major partnership agreement with NTT Advanced Technologies adds to our current relationships with Cisco and PTC, as well as a number of systems integrators. Our relationship with NTT is already producing excellent results, including a pipeline of over 100 opportunities to help both enterprises and network operators in the Japanese market to adopt microsegmentation and identity-based cybersecurity solutions. BlackRidge received its first product order for revenue from Japan in April and anticipates orders building throughout 2019.

As we look further at the Asia Pacific market for our cybersecurity and defense solutions, we now have planned Proofs of Concept with major organizations in Korea and Singapore. In India, we are engaged with major potential partners and customers that have the potential to deliver significant sales. These discussions are in the late stages and announcements will be made as they are finalized.

BlackRidge has also gained attention in Europe and Latin America by interested potential partners and customers that will also be announced upon finalization of agreements.

North America: Our corporate philosophy in North America (and globally) is to use channel partners to expand and grow sales. We have already announced two partnerships focused on North America – Atrion Communications and LRS IT Solutions – each of which are well regarded IT solution firms. Last year we became a Cisco Preferred Solution Partner and we have been listed in the Cisco Marketplace; as a result, we have participated in numerous Cisco events which have resulted in customer engagements and partnerships with some of the largest Cisco Resellers. We converted pilot programs to revenue with several customers during the first quarter of 2019 and anticipate this continuing to grow during the second quarter.

IoT Security: With the introduction of our TAC Identity Device (TAC-ID) early this year, we have seen growing global interest in multiple BlackRidge applications, from the manufacturing industry and the energy sector to hospital applications and protecting surveillance cameras. TAC-ID provides identity at the edge to enable the use of BlackRidge First Packet Authentication™ cyber defense capabilities without having to update legacy infrastructure.

Furthermore, with the announcement of our joining the PTC Partner Network and integration with PTC ThingWorx, we now have visibility and activity starting on pilot programs and OEM relationships to enhance Industrial IoT security that can address an installed base of more than 300 million IoT endpoints.

Commercial Market Solutions and Segments: With the convergence of IT and Operational Technology (OT), our customer engagements focus on delivering on a solution that is aimed at protecting the most critical business asset first. This includes applying our technology to a manufacturing facility, an electric substation, the connected car ecosystem, avionics for air to ground communications and to standard IT infrastructure such as data centers, cloud applications and micro-segmenting access to and from critical assets.

With our increased global interest, we currently have a backlog of more than 30 trials and visibility into another 50 or more potential trials. As we continue to work with partners, we are in the process of training them to spearhead customer engagements to help accelerate revenue as well as time to revenue generation. We expect second quarter 2019 revenue to more than double first quarter revenue, with further significant revenue growth anticipated in the second half of 2019.

Government: We completed major Department of Defense (DoD) trials in the first quarter of 2019 and will be completing additional trials in the second quarter. As the DoD enters its time of the year for major procurements, BlackRidge continues to participate in several major programs that originated from these trials, including network protection, cloud access and management of resources. We expect to see several awards over the next 120 days.

Thank you to our shareholders for your continued support.

Sincerely,

/s/Bob Graham

Bob Graham, Chairman, Chief Executive Officer & President
BlackRidge Technology
5390 Kietzke Lane, Suite 104
Reno, Nevada 89511

About BlackRidge Technology
BlackRidge Technology enables our customers and partners to deliver more secure and resilient business services in today’s rapidly evolving cyber threat environments. The BlackRidge adaptive cyber defense solution authenticates identity before allowing network connections to proactively isolate cloud services, protect servers and IoT devices, and segment networks. Our patented technology authenticates user or device identity and enforces security policy on the first packet of network sessions. This new level of real-time protection blocks or redirects unidentified and unauthorized traffic to stop port scanning, cyber-attacks and unauthorized access. BlackRidge was founded in 2010 to commercialize its military grade and patented network security technologies. For more information, visit www.blackridge.us.

Cautionary Note Regarding Forward-Looking Statements
Statements made in this release include “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "should," "expect," "anticipate," "estimate," "continue," “potential” or comparable terminology. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results (including our operational (including revenue) results, as well as the results of our corporate initiatives as described in this press release) to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Reports on Form 10-K, as may be supplemented or amended by our Quarterly Report on Form 10-Q and other public filings with the Securities and Exchange Commission (the "SEC"), which can be found on the SEC's website at www.sec.gov. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Media Contact:
LANE, A Finn Partners Company
Liz Nardozza
+1-503-546-7865
BlackRidge@finnpartners.com

Investor Relations Contact:
MZ North America
Chris Tyson
+1-949-491-8235
BRTI@mzgroup.us